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                                                                     EXHIBIT 3.5


                             SECOND AMENDMENT TO THE

                              AMENDED AND RESTATED

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                        DODGE CITY HEALTHCARE GROUP, L.P.


         This Second Amendment to the Amended and Restated Limited Partnership Agreement of Dodge City Healthcare Group, L.P. is entered into as of April 8, 1999 (this "Amendment") by and among Columbia/HCA of Dodge City, Inc., a Kansas corporation (the "General Partner"), Western Plains Regional Hospital, Inc., a Kansas corporation ("WPRH"), Western Plains Regional Hospital, LLC, a Delaware limited liability company ("Western Plains LLC") and Dodge City Outpatient Surgical Facility, Inc., a Kansas corporation ("DCSF"). All capitalized terms used herein but not defined shall have the meanings given to them in the Amended and Restated Limited Partnership Agreement of Dodge City Healthcare Group, L.P. dated as of March 1, 1995 among the General Partner, American Medicorp Development Co., WPRH and DCSF, as amended by the Amendment to Article 6.1 of Limited Partnership Agreement dated June 13, 1997 (collectively, the "Partnership Agreement").

                              W I T N E S S E T H :

         WHEREAS, Columbia/HCA Healthcare Corporation ("Columbia"), the parent of WPRH, desires to undertake an internal restructuring (the "Restructuring") in connection with a proposed pro-rata distribution by Columbia of all of the shares of stock of two directly or indirectly wholly-owned subsidiaries to Columbia's shareholders (the "Spin-off");

         WHEREAS, as part of the Restructuring, it is proposed that (i) WPRH transfer and assign all of its Units in the Partnership to Western Plains LLC, of which WPRH is the sole member, (ii) WPRH merge into HealthTrust, Inc. - The Hospital Company, another wholly-owned subsidiary of Columbia ("HealthTrust"), which subsidiary will succeed to WPRH's 100% limited liability company interest in Western Plains LLC and 100% stock ownership interest in the General Partner (the "Merger"), (iii) HealthTrust contribute such ownership interests in Western Plains LLC and the General Partner (the "HealthTrust Contribution") to LifePoint Hospitals, Inc., one of the directly or indirectly wholly-owned subsidiaries of Columbia whose stock will be distributed to Columbia's shareholders in connection with the Spin-off ("LifePoint"), (iv) LifePoint transfer, assign or contribute its 100% limited liability company interest in Western Plains LLC and its 100% stock ownership interest in the General Partner to one of its directly or indirectly wholly-owned subsidiaries (the "LifePoint Contribution") and (v) additional transfers, assignments or contributions of such 100% limited liability company interest in Western Plains LLC and its 100% stock


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ownership interest in the General Partner may be made by one or more directly or indirectly wholly-owned subsidiaries of LifePoint to other indirectly wholly-owned subsidiaries of LifePoint (collectively, the "Additional Contributions");

         WHEREAS, the General Partner, WPRH and DCSF are parties to the Partnership Agreement; and

         WHEREAS, the General Partner, WPRH, as a withdrawing Limited Partner, Western Plains LLC, as a Substituted Limited Partner in place of WPRH, and DCSF, as a Limited Partner, desire to amend the Partnership Agreement on the terms and conditions set forth herein to account for, among other things, (i) the admission of Western Plains LLC as a Substituted Limited Partner in place of WPRH as a result of the transfer and assignment by WPRH to Western Plains LLC of all of its Units in the Partnership and (ii) the proposed contribution of WPRH's 100% limited liability company interest in Western Plains LLC and 100% stock ownership interest in the General Partner to LifePoint in connection with the Spin-off, as a result of which Spin-off neither the General Partner nor Western Plains LLC shall be a Columbia Affiliate as such term is defined in the Partnership Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendment of Certain Definitions.

            (a) The definition of "Class C Limited Partners" set forth in
Section 1.17 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                "1.17 `Class C Limited Partners' means any lawful holder of a
            Class C Unit, which shall be limited to those limited partners of the Partnership who are (i) management level employees of the General Partner (but not more than ten such employees) and (ii) Columbia and/or any Columbia Affiliate before the effective date of the Spin-off and LifePoint and/or any LifePoint Affiliate on or after the effective date of the Spin-off; together with any person or entity to which said Unit may be lawfully and properly assigned under the provisions of this Agreement. Any individual who may lawfully hole Class C Units pursuant to the foregoing definition is hereinafter referred to as a



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           `Qualified Class C Limited Partner.' `Class C Limited Partner' means any one of the Class C Limited Partners."

            (b) The definition of "Class D Limited Partners" set forth in
Section 1.18 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                "1.18 `Class D Limited Partners' means any lawful holder of a
            Class D Unit, which shall be limited to Columbia and/or any Columbia Affiliate before the effective date of the Spin-off and LifePoint and/or any LifePoint Affiliate on or after the effective date of the Spin-off; together with any person or entity to which said Unit may be lawfully and properly assigned under the provisions of this Agreement. The sole current Class D Limited Partner is Western Plains Regional Hospital, LLC."

            (c) The definition of "Columbia Affiliate" set forth in Section 1.21 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                "1.21 `Columbia Affiliate' means any corporation or limited liability company which may be connected with Columbia by a chain of one or more corporations or limited liability companies linked through 75% stock ownership or 75% limited liability company interest, as the case may be, or any partnership (general or limited) or limited liability company or tiers of partnerships or limited liability companies of which Columbia Corporate Affiliates are the sole general partners or members therein, irrespective of any ownership interest in the Partnership. For this purpose, the parties agree that if Columbia owns 75% of a subsidiary A and subsidiary A owns 75% of subsidiary B, subsidiary B is not "linked through 75% stock ownership" with Columbia (but rather is linked through 56.25% ownership) and is therefore not a Columbia Affiliate."

            (d) The definition of "General Partner" set forth in Section 1.26 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                "1.26 `General Partner' means any lawful holder of a Class GP
            Unit which shall be limited to Columbia and/or any Columbia Affiliate before the effective date of the Spin-off and LifePoint and/or any LifePoint Affiliate on or after the effective date of the Spin-off; together with any person or entity to which said Units may be lawfully and properly assigned under the provisions of this Agreement. The initial General Partner shall be Columbia/HCA of Dodge City, Inc. The



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            interest of the General Partner herein shall be represented by 10 GP
            Units."

            (e) The definition of "Nonaffiliated Limited Partners" set forth in
Section 1.34 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                "1.34 `Nonaffiliated Limited Partners' means any Limited Partner which is not Columbia, a Columbia Affiliate before the effective date of the Spin-off, LifePoint or a LifePoint Affiliate on or after the effective date of the Spin-off, or the General Partner, or employed by any of the foregoing."

         2. Addition of Certain Definitions. Article 1 of the Partnership Agreement is hereby amended by adding the following definitions thereto as Sections 1.53, 1.54 and 1.55.

                "1.53 `LifePoint' means LifePoint Hospitals, Inc., a Delaware corporation to be formed by Columbia or a Columbia Affiliate inn connection with the Spin-off.

                1.54 `LifePoint Affiliate' means any corporation or limited liability company which may be connected with LifePoint by a chain of one or more corporations or limited liability companies linked through 100% stock ownership or 100% limited liability company interest, as the case may be, or any partnership (general or limited) or limited liability company or tiers of partnerships or limited liability companies of which LifePoint Corporate Affiliates are the sole general partners or members therein, irrespective of any ownership interest in the Partnership.

                1.55 `Spin-off' means the proposed pro-rate distribution by
            Columbia of all of the shares of stock of two directly or indirectly wholly-owned subsidiaries of Columbia, including LifePoint, to Columbia's shareholders."

         3. Amendment of Section 6.1. Section 6.1 of the Partnership Agreement is hereby amended by inserting the following additional paragraphs as the second and third paragraphs of such section:

            "Subject to the preceding paragraph, the General Partner, in good faith, hereby agrees for each Partnership fiscal year occurring prior to the time the intercompany debt, as reflected on the Partnership's financial statements, is retired to cause the Partnership to distribute to the Partners, on an aggregate basis, ninety percent (90%) of the annual book pretax income of the Partnership for such Partnership fiscal year (the "Annual Distribution



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         Amount"). The General Partner further agrees to cause the Partnership to distribute (i) approximately ninety percent (90%) of the Annual Distribution Amount to the Partners in four quarterly installments on each of April 15, June 15 and September 15 of each Partnership fiscal year, and on each January 15 following such Partnership fiscal year, or on such other dates that coincide with the due dates of estimated quarterly federal and state income tax payments, and (ii) a final distribution to the Partners in respect of the Annual Distribution Amount in the March following such Partnership fiscal year to the extent necessary to reconcile the quarterly distributions to the Annual Distribution Amount, provided, however, that to the extent that quarterly distributions made by the Partnership in accordance with the above exceeds the Annual Distribution Amount, future quarterly distributions made in accordance with the above in the succeeding Partnership fiscal year or years shall be reduced accordingly."

                  "In addition to the preceding paragraph, as soon as practicable following the Merger, the HealthTrust Contribution, the LifePoint Contribution and the Additional Contributions, the General Partner shall make a one-time distribution of cash to the Partners in an amount sufficient to reimburse the Partners for the present value of the tax benefits lost as a result of the Merger, the HealthTrust Contribution, the LifePoint Contribution and/or any of the Additional Contributions, as determined by the General Partner and agreed upon by the Limited Partners. Such distribution shall be made on an after-tax basis taking into account any income recognized by the Partners as a result of such distribution and using such assumptions as are set forth in the paragraph immediately following below."

         4. Amendment of Section 10.1. The first paragraph of Section 10.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

                  "Except as otherwise provided in this Section 10.1, each Class A and Class C Limited Partner agrees that while he is a Limited Partner and for four (4) years thereafter neither he nor any of his Affiliates shall, directly or indirectly, hold an ownership interest in an acute care hospital, specialty hospital, comprehensive rehabilitation facility, rehabilitation agency, diagnostic imaging center, inpatient or outpatient psychiatric or substance abuse facility, or ambulatory or other type of surgery center that is located within a forty (40) mile radius of the Hospital ("Competing Business") without the prior written consent of the General Partner. Each Class A and Class C Limited Partner expressly agrees that neither he nor any of his Affiliates shall violate the terms of this Section 10.1 while such Limited Partner is a limited partner of the Partnership and for a period of four (4) years thereafter. Notwithstanding anything to the contrary in this Section



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         10.1,. no Class A or Class C Limited Partner will be in violation of this Section 10.1 if such Limited Partner or any Affiliate of such Limited Partner held an ownership interest in a Competing Business, and each such Limited Partner who holds or whose Affiliate holds such an interest shall give written notice thereof to the General Partner on or before the earlier of (i) delivery of his or her subscription agreement for the first Class A or Class C Unit acquired or (ii) the acquisition of the first said Unit. Nothing in this Section 10.1 is intended to prevent such a Limited Partner from being a member of the medical staff of, or referring patients to, any other hospital."

         5. Amendment of Section 10.3. Section 10.3 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

                  "10.3 Capital Improvements. The General Partner agrees, and the Partners contemplate, that the Partnership will (subject to identification of proper projects) expend up to the amount of One Million Dollars ($1,000,000) per annum for capital expenditures during the entire term of the Partnership. The Board of Advisors shall have the right to discuss, review, approve and direct the amount, spending and allocation of any such expenditures in connection with the annual establishment of a capital budget pursuant to Section 8.4 above. If a Limited Partner, with representatives on the Board of Advisors and which owns in the aggregate 50 or more Units, disagrees with the Board of Advisors' directions with respect to the amount, spending and allocation of such expenditures, then any such Limited Partner may elect to file a grievance in accordance with the procedures set forth in Section 12.5 below."

         6. Amendment of Section 12.2. Section 12.2 of the Partnership Agreement is hereby amended by (i) deleting "and" from the end of subparagraph (g), (ii) replacing the period at the end of subparagraph (h) with a semicolon and (iii) adding the following subparagraphs (i) and (j):

                  "(i) Payment of any additional management fee to the General Partner, with the exception of the monthly information system fee, in excess of the management fee determined to be payable under Section 8.8 hereof; and

                  (j) Establishing a bonus structure for the Hospital administration, which shall be established by reference to financial, patient, physician and employee satisfaction considerations, as well as other relevant considerations."

         7. Amendment of Section 12.5. Section 12.5 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:



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                  "12.5 Grievance Procedure. If one (or more) Limited Partners owning in the aggregate 50 or more Units has a grievance against the Partnership or the operation of the Hospital, said Partner(s) shall set forth the grievance in full in writing and submit it to the General Partner with a formal statement that the provisions of this Section
         12.5 are being invoked. If the matter is not resolved to the satisfaction of the complaining Partner(s) within 20 days, either the General Partner or the complaining Partner(s) shall have the right and privilege to send a copy of the grievance to the Chief Operating Officer of LifePoint, who shall meet with representatives of the General Partner and with the complaining Partner(s) in an effort to mediate a resolution of the grievance. The General Partner shall utilize its best efforts to secure the cooperation of the Chief Operating Officer of LifePoint; it being acknowledged and agreed that LifePoint has represented that its Chief Operating Officer will be available and willing to undertake the foregoing. Nothing herein shall preclude any party from pursuing such other remedies as it may have, regardless of whether and either before or after this grievance procedure is pursued."

         8. Amendment of Section 13.4. (a) The last sentence of Section 13.4(a) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

            "In all events, and regardless of whether any transfer of GP Units has occurred, the General Partner shall at all times remain either a Columbia Affiliate before the effective date of the Spin-off or a LifePoint Affiliate on or after the effective date of the Spin-off (except as set forth in Section 13.4(c) immediately below)."

            (b) Section 13.4(b) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

                "The General Partner or any Columbia Affiliate and/or LifePoint Affiliate holding any GP Units may, if all provisions of this Agreement are satisfied, do the following without the consent of any Partner, if, but only if, the General Partner shall at all times remain a Columbia Affiliate before the effective date of the Spin-off or a LifePoint Affiliate on or after the effective date of the Spin-off, and in either case retain operational control of the Partnership:

                                    (i) Pledge, encumber, or otherwise give as
                           collateral for loans or other indebtedness, all or any of its GP Units or any other Units held by it, and the pledgee or other holder of any such pledge, encumbrance, or security interest may exercise its rights with respect thereto, including without limitation, its rights to foreclose, transfer, convey, sell or assign such general



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                           partnership interest or Units, without consent of, or
                           notice to, any other Partner (provided, however, that any such foreclosure or shift in operational control shall render the General Partner before such foreclosure liable for damages for the breach of the covenant made in this Section that the General
                           Partner having operational control shall at all times remain a Columbia Affiliate before the effective date of the Spin-off or a LifePoint Affiliate on or after the effective date of the Spin-off); and

                                    (ii) Transfer all of its GP Units or other
                           Units held by it to one Columbia Affiliate before the effective date of the Spin-off or a LifePoint Affiliate on or after the effective date of the Spin-off (if such affiliate agrees to be bound by the provisions hereof, and Western Plains LLC remains liable as a guarantor for the faithful performance of this Agreement by such affiliate)."

         9. Amendment of Section 14.1. Subparagraphs (c) and (d) of Section 14.1 of the Partnership Agreement are hereby amended and restated to read in its entirety as follows:

                           "(c) Class C Units. Except for transfers to DCSF
                  under Section 13.4(c), Class C Units may only be held by (i) Qualified Class C Limited Partners, (ii) until the effective date of the Spin-off, Columbia or Columbia Affiliates, and on and after the effective date of the Spin-off, LifePoint or LifePoint Affiliates, or (iii) as Approved by the Committee; provided, however, if at any time Class C Units are to be transferred (other than pursuant to Section 13.4(c)) with the Approval of the Committee other than to (y) a Qualified Purchaser or (z) until the effective date of the Spin-off, Columbia or a Columbia Affiliate, and on and after the effective date of the Spin-off, LifePoint or a LifePoint Affiliate, the right of first refusal set forth in Section 14.1(a) above shall apply the same as if it referred to Class C Units rather than Class A Units (and the decision of whether or not the Partnership shall exercise said right of first refusal shall be made by a majority vote of the Nonaffiliated Limited Partners).

                           (d) Class D Units. Except for transfers to DCSF under
                  Section 13.4(c), Class D Units may only be held by (i) the General Partner, (ii) Western Plains LLC, (iii) until the effective date of the Spin-off, Columbia or Columbia Affiliates, and on and after the effective date of the Spin-off, LifePoint or LifePoint Affiliates, or (iv) as Approved by the Committee; provided, however, if at any time Class D Units are to be transferred (other than pursuant to Section 13.4(c)) with the Approval of the Committee other than to, until the effective



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                  date of the Spin-off, Columbia or a Columbia Affiliate, and on
                  and after the effective date of the Spin-off, LifePoint or a LifePoint Affiliate, the right of first refusal set forth in
                  Section 14.1(a) above shall apply the same as if it referred to Class D Units rather than Class A Units (and the decision of whether or not the Partnership shall exercise said right of first refusal shall be made by a majority vote of the Nonaffiliated Limited Partners)."

         10. References to Columbia and/or Columbia Affiliates. Except as expressly set forth herein, (a) all references to "WPRH" in the Partnership Agreement shall, as the context requires, be deemed to be references to "Western Plains LLC" and (b) on and after the effective date of the Spin-off, all references to "Columbia Affiliates" in the Partnership Agreement shall, as the context requires, be deemed to be references to "LifePoint" and/or "LifePoint Affiliates."

         11. Amendment of Exhibit A. Exhibit A to the Partnership Agreement is hereby amended and restated in its entirety to read in the form attached hereto.

         12. Effective Time of Amendments. The parties hereto hereby agree that all of the amendments to the Partnership Agreement set forth in this Amendment shall be effective as of April 8, 1999.

         13. Termination of the Amendments. The parties hereto hereby agree that if at any time the General Partner receives notice that Columbia, or any duly authorized committee, officer or director of Columbia, has determined, for any reason, not to implement, effect or consummate the Spin-off, then all of the amendments to the Partnership Agreement effected by this Agreement shall be rescinded, cancelled and terminated with and from effect from the date of any such determination.

         14. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         15. Partnership Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

         16. Governing Law. This Amendment shall be governed by the laws of the State of Kansas.

         17. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.


                                   COLUMBIA/HCA OF DODGE CITY, INC.


                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:



                                   WESTERN PLAINS REGIONAL HOSPITAL, INC.



                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:



                                   WESTERN PLAINS REGIONAL HOSPITAL, LLC



                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:



                                   DODGE CITY OUTPATIENT SURGICAL FACILITY, INC.



                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:



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